Exhibit 99.1

PC Connection, Inc. Reports Second Quarter Results

SECOND QUARTER HIGHLIGHTS:

  Q2 net sales: $449.4 million, up 2% year over year
  Gross margin: 12.65%, up from 12.25% last year
  Net income: $5.1 million
  Diluted earnings per share: $.19 per share

MERRIMACK, N.H.--(BUSINESS WIRE)--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended June 30, 2008. Net sales for the three months ended June 30, 2008 increased by $8.3 million, or 1.9%, to $449.4 million from $441.1 million for the three months ended June 30, 2007. Net income for the quarter was $5.1 million, or $.19 per share, compared to $5.8 million, or $.21 per share, for the corresponding prior year quarter. Management believes the current economic environment affected the level of demand for IT solutions during the quarter.

Net sales for the six months ended June 30, 2008 increased by $33.8 million, or 4.0%, to $873.1 million from $839.3 million for the six months ended June 30, 2007. Net income for the six months ended June 30, 2008 was $9.9 million, or $.37 per share, compared to $9.1 million, or $.34 per share, for the six months ended June 30, 2007.

Quarterly Sales Growth by Business Segment:

  Net sales for the small- and medium-sized business (SMB) segment increased by 1.9% to $236.4 million compared to the second quarter of 2007. Corporate sales within the segment grew year over year, as sales to consumers continued to decline, reflecting our focus on business customers.
  Net sales for MoreDirect, Inc., the Company’s Large Account segment, decreased by 4.7% to $127.4 million compared to the second quarter of 2007. MoreDirect experienced decreased revenues from its larger enterprise customers, but partly offset these during the quarter with the addition of new accounts.
  Net sales to GovConnection, Inc., the Company’s Public Sector segment, increased by $10.1 million, or 13.3%, to $85.7 million compared to the second quarter of 2007. Strong federal government contract sales and larger education sales contributed to this double-digit increase.

Quarterly Sales Growth by Product Mix:

  Net/Com Products sales increased 43% year over year, accounting for 11% of net sales in the second quarter of 2008 compared to 8% of net sales for the corresponding period a year ago. We experienced double digit year-over-year growth in all three segments, and with several vendors.
  Video, Imaging and Sound sales increased 9% year over year, accounting for 14% of net sales in the second quarter of 2008 compared to 13% for the corresponding prior year quarter. Strong video product sales continued to drive the majority of this revenue growth.
  Sales of Notebooks and PDAs decreased 3% year over year, accounting for 16% of net sales in both second quarters of 2008 and 2007.

Gross profit dollars increased by $2.8 million, or 5.2%, in the second quarter of 2008 from the corresponding period a year ago due to improved rate and volume in 2008. Gross profit margin, as a percentage of net sales, increased 40 basis-points to 12.6% in the second quarter of 2008 compared to the second quarter of 2007, primarily due to increased vendor allowances in 2008.

Overall annualized sales productivity was unchanged in the second quarter of 2008 compared to the second quarter of 2007. Sales productivity in our Large Account segment increased 5% in the second quarter of 2008 compared to the second quarter of 2007. Sales productivity in our Public Sector segment increased 9% year over year primarily due to increased Federal contract and education sales in 2008. For our SMB segment, productivity decreased 3% year over year due to the addition of new sales representatives. On a consolidated basis, the total number of sales representatives was 667 at June 30, 2008, compared to 652 at June 30, 2007.

Total selling, general and administrative expenses for the quarter increased year over year by $3.2 million, or 7.0%, and increased as a percentage of net sales to 10.7% for the second quarter of 2008 from 10.3% for the second quarter of 2007. The year-over-year dollar and rate increase was primarily attributable to the incremental variable compensation associated with higher gross profits, additional investment in sales and promotion costs in 2008, as well as the weaker demand environment.

The Company believes revenue for the third quarter of 2008 will be in the same range as the third quarter of 2007, reflecting the current economic environment. “We are continuing to move our business forward and are taking a number of actions to bring costs in line with expected sales levels,” said Patricia Gallup, Chairman and Chief Executive Officer. “We believe that our talented and experienced team will be successful in executing our plans, and that we will continue to build long-term shareholder value.”

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to hire and retain essential personnel, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2008. More specifically, the statements in this release concerning the Company’s outlook for 2008 and the statements concerning the Company’s gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth and the ability of the Company to improve sales productivity) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

PC Connection, Inc. -- Second Quarter Earnings -- 07/31/08

CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
At or for the Three Months Ended June 30,	2008		2007
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)		% of Net Sales		% of Net Sales	% Change

Operating Data:
Net sales	$449,399		$441,122		2%
Diluted earnings per share	$.19		$.21		(10%)

Gross profit margin	12.6%		12.3%
Operating margin	1.9		2.0
Return on equity (1)	8.8		11.2

Catalogs distributed	3,060,000		3,404,000		(10%)
Orders entered (2)	361,500		365,200		(1%)
Average order size (2)	$1,462		$1,396		5%

Inventory turns (1)	24		22
Days sales outstanding	45		42

Product Mix:
Notebooks & PDAs	$69,939	16%	$72,374	16%	(3%)
Video, Imaging & Sound	64,521	14	59,146	13	9
Desktops/Servers	62,035	14	62,479	14	(1)
Software	57,010	13	56,205	13	1
Net/Com Products	51,046	11	35,630	8	43
Printers & Printer Supplies	40,305	9	41,743	10	(3)
Storage Devices	36,583	8	39,649	9	(8)
Memory & System Enhancements	17,887	4	24,032	6	(26)
Accessories/Other	50,073	11	49,864	11	-
Total	$449,399	100%	$441,122	100%	2%

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$163,228	36%	$144,552	33%	13%

Stock Performance Indicators:
Actual shares outstanding (4)	27,057		26,824
Total book value per share	$8.72		$7.80
Tangible book value per share	$6.50		$5.54
Closing price	$9.31		$13.24
Market capitalization	$251,901		$355,150
Trailing price/earnings ratio (3)	11		19

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings is based on the last four quarters
(4) Includes outstanding nonvested stock awards

SELECTED SEGMENT INFORMATION
For the Three Months Ended June 30,	2008		2007
(Dollars in thousands)	Net Sales	Gross Margin (%)	Net Sales	Gross Margin (%)

PC Connection Sales Corporation (SMB)	$236,375	14.0%	$231,935	13.3%
MoreDirect (Large Account)	127,368	11.8	133,602	11.3
GovConnection (Public Sector)	85,656	10.0	75,585	10.8
Total	$449,399	12.6%	$441,122	12.3%

CONSOLIDATED INCOME STATEMENTS
Three Months Ended June 30,	2008		2007
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$449,399	100.0%	$441,122	100.0%
Cost of sales	392,559	87.4	387,082	87.7
Gross Profit	56,840	12.6	54,040	12.3

Selling, general and administrative expenses	48,173	10.7	45,005	10.3
Income From Operations	8,667	1.9	9,035	2.0

Interest expense	(199)	-	(242)	(0.1)
Other, net	205	-	260	0.1
Income tax provision	(3,586)	(0.8)	(3,300)	(0.7)
Net Income	$5,087	1.1%	$5,753	1.3%

Weighted average common shares outstanding:
Basic	26,807		26,798
Diluted	26,930		26,995
Earnings per common share:
Basic	$0.19		$0.21
Diluted	$0.19		$0.21

CONSOLIDATED INCOME STATEMENTS
Six Months Ended June 30,	2008		2007
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$873,123	100.0%	$839,302	100.0%
Cost of sales	763,539	87.5	735,347	87.6
Gross Profit	109,584	12.5	103,955	12.4

Selling, general and administrative expenses	93,566	10.7	89,198	10.6
Income From Operations	16,018	1.8	14,757	1.8

Interest expense	(361)	-	(450)	(0.1)
Other, net	364	-	461	0.1
Income tax provision	(6,160)	(0.7)	(5,630)	(0.7)
Net Income	$9,861	1.1%	$9,138	1.1%

Weighted average common shares outstanding:
Basic	26,834		26,740
Diluted	26,952		27,002
Earnings per common share:
Basic	$0.37		$0.34
Diluted	$0.37		$0.34

CONSOLIDATED BALANCE SHEETS	June 30,	December 31,
(amounts in thousands)	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$40,916	$13,741
Accounts receivable, net	193,599	202,216
Inventories–merchandise	64,968	76,090
Deferred income taxes	2,732	2,858
Income taxes receivable	917	345
Prepaid expenses and other current assets	4,000	4,322
Total current assets	307,132	299,572
Property and equipment, net	23,199	20,831
Goodwill	56,867	56,867
Other intangibles, net	2,756	3,291
Other assets	306	318
Total Assets	$390,260	$380,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of capital lease obligation to affiliate	$615	$527
Accounts payable	110,924	111,140
Accrued expenses and other liabilities	20,349	20,557
Accrued payroll	9,622	10,816
Total current liabilities	141,510	143,040
Capital lease obligation to affiliate, less current maturities	3,969	4,309
Deferred income taxes	7,061	5,436
Other liabilities	3,742	3,784
Total Liabilities	156,282	156,569
Stockholders’ Equity:
Common stock	273	273
Additional paid-in capital	93,452	94,132
Retained earnings	141,831	131,970
Treasury stock at cost	(1,578)	(2,065)
Total Stockholders’ Equity	233,978	224,310
Total Liabilities and Stockholders’ Equity	$390,260	$380,879

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Six months ended June 30, 2008 (amounts in thousands)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Shares
	Shares	Amount			Shares	Amount	Total

Balance – January 1, 2008	27,252	$273	$94,132	$131,970	(327)	($2,065)	$224,310

Stock compen- sation expense	-	-	531	-	-	-	531

Issuance of common stock under stock incentive plans, including income tax benefits	11	-	86	-	-	-	86

Issuance of common stock under Employee Stock Purchase Plan	14	-	129	-	-	-	129

Repurchase of common stock for Treasury	-	-	-	-	(92)	(939)	(939)

Issuance of nonvested stock	-	-	(1,426)	-	199	1,426	-

Net income	-	-	-	9,861	-	-	9,861

Balance – June 30, 2008	27,277	$273	$93,452	$141,831	(220)	($1,578)	$233,978

CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, (amounts in thousands)	2008	2007

Cash Flows from Operating Activities:

Net income	$9,861	$9,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,505	3,472
Provision for doubtful accounts	696	894
Deferred income taxes	1,751	79
Stock compensation expense	531	(23)
Excess tax benefit from exercise of stock options	(3)	(358)
Income tax benefit related to employee equity awards	10	918
Loss on disposal of fixed assets	-	8

Changes in assets and liabilities:
Accounts receivable	7,921	25
Inventories	11,122	(5,835)
Prepaid expenses and other current assets	(250)	70
Other non-current assets	12	(35)
Accounts payable	(89)	(10,168)
Accrued expenses and other liabilities	(1,444)	2,252
Net cash provided by operating activities	33,623	437

Cash Flows from Investing Activities:

Purchases of property and equipment	(5,465)	(3,151)
Net cash used for investing activities	(5,465)	(3,151)

Cash Flows from Financing Activities:

Proceeds from short-term borrowings	35,345	1,461
Repayment of short-term borrowings	(35,345)	(1,461)
Repayment of capital lease obligation	(252)	(438)
Purchase of treasury shares	(939)	-
Exercise of stock options	76	2,544
Issuance of stock under Employee Stock Purchase Plan	129	134
Excess tax benefit from exercise of stock options	3	358
Net cash (used for) provided by financing activities	(983)	2,598
Increase (decrease) in cash and cash equivalents	27,175	(116)
Cash and cash equivalents, beginning of period	13,741	17,582
Cash and cash equivalents, end of period	$40,916	$17,466

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller